Exhibit 99.1

PEDEVCO Provides Second Status Update Regarding Open Letter Delivered to Avalon Energy, LLC

HOUSTON, TX / ACCESSWIRE / August 28, 2020 / On August 28, 2020, PEDEVCO Corp. (NYSE American: PED) (“PEDEVCO” or the “Company”) issued a second status update regarding the open letter delivered by the Company to Avalon Energy, LLC (“Avalon”) as a holder of common units of the SandRidge Permian Trust (NYSE:PER)(the “Trust”), the owner of working interests underlying the overriding royalty interests owned by the Trust, and the operator of the assets underlying the Trust, regarding PEDEVCO’s previously delivered letter to Avalon indicating the Company’s interest regarding a potential acquisition of all the common units of the Trust held by Avalon, the working interests underlying the overriding royalty interests owned by the Trust, and operatorship thereof.

On the evening of August 27, 2020, Avalon notified the Company that the Board of Managers of each of Avalon and its parent company Avalon Exploration and Production LLC (“Avalon E&P”) had evaluated the Company’s proposal set forth in the indication of interest and rejected it, noting that Avalon E&P and its subsidiaries, including Avalon Energy, had already entered into an agreement with Montare Resources I, LLC (“Montare”) regarding Avalon’s ownership of common units of the Trust (the “Trust Units”), 100% of the working interests underlying the overriding royalty interests owned by the Trust, and all other related assets used in connection with operating the underlying properties related thereto, as further described in Montare’s August 27, 2020 release. Avalon also indicated that due to the exclusivity provisions of Avalon’s agreement with Montare, Avalon will not entertain any further communications with PEDEVCO regarding the prior indication of interest or the proposal set forth therein.

Notwithstanding, Avalon’s rejection, the Company continues to evaluate options for a potential acquisition of all the Trust Units held by Avalon (or subsequently acquired by Montare), the working interests underlying the overriding royalty interests owned by the Trust, and operatorship thereof. The Company is also considering, among other things, a possible public tender offer that would offer PEDEVCO’s publicly-traded common stock in exchange for the Trust Units not held by Avalon, which would not require any approval or support from the Trustee, Avalon, or Montare to consummate.

It is important to note that as of the date of this filing, PEDEVCO has only delivered preliminary indications of interest to the Trustee, holders of Trust Units and Avalon requesting meaningful discussion with PEDEVCO regarding a potential acquisition of all the Trust Units, the working interests underlying the overriding royalty interests owned by the Trust, and operatorship thereof, as specifically detailed in prior announcements, and that as described above and in prior releases, to date no meaningful discussions regarding a potential transaction have taken place. PEDEVCO has not entered into any agreements (binding or otherwise) with any of the Trustee, Trust, holders of Trust Units, Avalon or Montare regarding the indication of interest or any transactions proposed therein, and there can be no assurances that any of these parties will be interested in pursuing any such transactions, that mutually agreeable terms can or will be agreed to, that any definitive agreements will be entered into, that any required conditions to closing the transactions contemplated by such definitive agreement will occur or that any such transactions will be consummated. We further note that any potential transaction between PEDEVCO, the Trust, the holders of Trust Units, Avalon and/or Montare, may be hindered by, or unable to proceed at all, due to, the Trustee’s and Avalon’s initial indication of their unwillingness to engage in any discussions with PEDEVCO, and Avalon’s entry into an exclusive agreement with Montare that contemplates a similar transaction involving Avalon and/or the Trust in support of Montare’s acquisition of the Trust, which could directly compete with, frustrate or end PEDEVCO’s efforts to achieve the same result. There is a significant risk and a strong possibility that neither the Trustee nor Montare will enter into discussions with PEDEVCO, that the proposed transaction will never progress past the indication of interest phase, that no definitive agreements will ever be entered into between the parties, and PEDEVCO will never acquire the Trust or its assets.

About PEDEVCO Corp.

PEDEVCO Corp. (NYSE American: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects in the United States. The Company’s principal assets are its San Andres Asset located in the Northwest Shelf of the Permian Basin in eastern New Mexico, and its D-J Basin Asset located in the D-J Basin in Weld and Morgan Counties, Colorado. PEDEVCO is headquartered in Houston, Texas.

About This Press Release

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval or an exchange offer, nor shall there be any solicitation, offer, sale or purchase of securities in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. If any offer, sale, solicitation or exchange offer is made, the Company will file with the Securities and Exchange Commission (“SEC”) a registration statement, a proxy statement and/or a Schedule TO. IF AND WHEN ANY SUCH DOCUMENTS ARE FILED, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ SUCH DOCUMENTS AND ANY OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY PROPOSED TRANSACTION. Investors and shareholders will be able to obtain free copies of any such documents, if and when any such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by PEDEVCO (File No. 001-35922) will also be available free of charge on PEDEVCO’s internet website at www. https://www.pedevco.com under the tab “Investors” and then under the tab “SEC Filings.”

PEDEVCO’s directors and certain of their executive officers, who may be deemed to be participants in the solicitation of proxies, do not have any direct or indirect interest in the Trust or Avalon, through security holdings or otherwise.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be contained in any proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

The discussions and opinions in this press release are for general information only, and are not intended to provide investment advice. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this letter in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results.

Cautionary Statement Regarding Forward Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Acts”). In particular, when used in this press release, the words “estimates,” “believes,” “hopes,” “expects,” “intends,” “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Acts, and are subject to the safe harbor created by the Acts. Any statements made in this press release other than those of historical fact, including the means, manner and pursuant of future transactions, are forward-looking statements. While PEDEVCO has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company’s control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequently filed Quarterly Reports on Form 10-Q under the heading “Risk Factors”. Such risks, uncertainties, and other factors also include risks relating to the inability of the Company to engage in meaningful discussions with the Trustee, Avalon or Montare regarding a potential transaction and/or to obtain information required for the Company to move forward with a proposed transaction; the inability of the Company, the Trustee, the Trust, Avalon and/or Montare to enter into any definitive agreements regarding a proposed transaction, or agreeing on mutually agreeable terms relating thereto; the failure of the Trust Unit holders, if required, to approve the terms of any acquisition; the dissolution and/or liquidation of the Trust prior to any future transaction being completed; the disclosed transaction with Montare preventing any transaction of the Company from moving forward or being able to be completed; the failure to complete and close any transactions which are agreed to and memorialized in a future definitive agreement; the Company’s ability to obtain shareholder approval for any proposed transaction and/or being able to obtain effectiveness of any registration statement required to be filed to register shares issuable in such transaction, on a timely basis, if at all; the risk that regulatory approvals required for the transaction are not obtained on a timely basis or at all; the risk that future mutually agreed upon closing conditions may not be able to be met; the risk of prevailing economic, market, regulatory or business conditions, related to COVID-19 or otherwise, or changes in such conditions, negatively affecting the parties or any future transaction; and others. The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements, except as otherwise required by law, and also undertakes no obligation to update or correct information prepared by third parties that is not paid for by the Company. Readers are also urged to carefully review and consider the other various disclosures in the Company’s public filings with the SEC.

Contacts

PEDEVCO Corp.
1-713-221-1768